PRUCO LIFE INSURANCE COMPANY
PRUCO LIFE FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT
PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
PRUCO LIFE OF NEW JERSEY FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT

PRUDENTIAL PREMIER® INVESTMENT VARIABLE ANNUITY

Supplement, dated August 24, 2015
to the Prospectus dated April 27, 2015

This Supplement should be read and retained with the Prospectus for your Annuity. This Supplement updates certain information in the Prospectus for the Prudential Premier® Investment Variable Annuity (the “Prospectus”). If you would like another copy of the current Prospectus, please call us at 1-888-PRU-2888, or visit www.prudentialannuities.com.
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I.	Optional Return of Purchase Payments Death Benefit Charge

For Annuities issued on or after August 24, 2015, the charge for the optional Return of Purchase Payments Death Benefit is increased as noted in the chart below.  If you elect to purchase the optional Return of Purchase Payments Death Benefit on or after August 24, 2015, you will be assessed this new charge.  This change in charge does not apply to Annuities issued prior to August 24, 2015.

OPTIONAL BENEFIT CHARGES

	B Series	C Series
Return of Purchase Payments Death Benefit Charge1	Premium Based: 0.17% plus Account Value Based: 0.18%	Premium Based: 0.17% plus Account Value Based: 0.18%

1 This charge will be comprised of a 0.18% charge assessed daily as a percentage of the net assets of the Sub-accounts (Account Value Based Charge) plus a 0.17% Premium Based Charge assessed quarterly and deducted pro rata from the Sub-accounts in which you maintain Account Value on the date the charge is due.

II.	Investment Options for the Optional Return of Purchase Payments Death Benefit

For Annuities issued on or after August 24, 2015, contract owners who elect the Return of Purchase Payments Death Benefit will have all investment options available to them under the Annuity.  For contract owners who purchased the Annuity and elected the Return of Purchase Payments Death Benefit prior to August 24, 2015, the charge and investment limitations shown in the Prospectus still apply.

III.	New Portfolios

As of August 24, 2015, the following Portfolios are being added to your Annuity as variable investment options.

•	BlackRock Global Allocation V.I. Fund – (Class III)
•	JP Morgan Insurance Trust Income Builder Portfolio – (Class 2)

These new Portfolios are available as follows:

For Annuities issued before August 24, 2015:  The new Portfolios are available to all existing contract owners except those who elected the Return of Purchase Payments Death Benefit.

For Annuities issued on or after August 24, 2015:  The new Portfolios are available to all contract owners, including those who elect the Return of Purchase Payments Death Benefit.

Accordingly, the summary descriptions for the above Portfolios in the “Investment Objectives/Policies” table of the Prospectus are added as follows:

PORTFOLIO NAME	INVESTMENT OBJECTIVES	PORTFOLIO ADVISER/SUBADVISERS
BlackRock Global Allocation V.I. Fund - (Class III)	Seeks high total investment return.	BlackRock Advisors, LLC
JP Morgan Insurance Trust Income Builder Portfolio – (Class 2)	Seeks to maximize income while maintaining prospects for capital appreciation.	J.P. Morgan Investment Management, Inc.

In addition, we have added the following information for the new Portfolios to the “Underlying Mutual Fund Portfolio Annual Expenses” table that appears in the “Summary of Contract Fees and Charges” section of your Prospectus.

Underlying Mutual Fund Portfolio Annual Expenses

(as a percentage of the average net assets of the underlying Portfolios) For the year ended December 31, 2014

Funds	Management Fee	Other Expenses	Distribution (12b-1) Fees	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Fee Waiver or Expense Reimbursement	Net Annual Fund Operating Expenses
BlackRock Global Allocation V.I. Fund-(Class III)	0.62%	0.24%	0.25%	N/A	N/A	0.00%	1.11%	0.13%1	0.98%1
JP Morgan Insurance Trust Income Builder Portfolio-(Class 2)	0.45%	1.07%2	0.25%	N/A	N/A	0.08%	1.85%	0.92%3	0.93%

1As described in the “Management of the Funds” section of the Fund’s prospectus, BlackRock has contractually agreed to waive and/or reimburse fees or expenses in order to limit Total Annual Fund Operating Expenses After Fee Waivers and/or Expense Reimbursements (excluding Dividend Expense, Interest Expense, Acquired Fund Fees and Expenses and certain other Fund expenses) to 1.25% (for Class I Shares), 1.40% (for Class II Shares), and 1.50% (for Class III Shares) of average daily net assets until May 1, 2016. BlackRock has also contractually agreed to reimburse fees in order to limit certain operational and recordkeeping fees to 0.07% (for Class I Shares), 0.07% (for Class II Shares), and 0.07% (for Class III Shares) of average daily net assets until May 1, 2016. Each of these contractual agreements may be terminated upon 90 days’ notice by a majority of the non-interested directors of the Fund or by a vote of a majority of the outstanding voting securities of the Fund.

2 “Other Expenses” and “Acquired Fund Fees and Expenses” are based on estimated amounts for the current fiscal year.

3 The Portfolio’s adviser, distributor and administrator (the Service Providers) have contractually agreed to waive fees and/or reimburse expenses to the extent Total Annual Fund Operating Expenses of Class 2 Shares (excluding Acquired Fund Fees and Expenses, dividend expenses related to short sales, interest, taxes, expenses related to litigation and potential litigation, extraordinary expenses and expenses related to the Board of Trustees’ deferred compensation plan) exceed 0.85% of their average daily net assets. This contract cannot be terminated prior to May 1, 2016, at which time the Service Providers will determine whether or not to renew or revise it.

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.